Exhibit 99.77Q1


                     Plan of Termination and Liquidation of
                                    Aon Funds

1. As soon as practicable on or prior to December 31, 2002, the proper officers of Aon Funds, a Delaware business trust (the "Trust") shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the termination, dissolution and liquidation of the Trust, including the termination, dissolution and liquidation of each series thereof (the "Series"), including, but not limited to, the following:

        (a) sell all of the portfolio securities and any and all other property and assets of each Series for cash at one or more public or private sales and at such prices and on such terms and conditions as such officers shall determine to be reasonable and in the best interests, severally, of each Series and its shareholders;

        (b) sell all of the property and assets of the Trust, if any, for cash at one or more public or private sales and at such prices and on such terms and conditions as such officers shall determine to be reasonable and in the best interests of the Trust;

        (c) prosecute, settle or compromise all claims or actions of the Trust and each Series to which the Trust or such Series is subject;

        (d) file the appropriate Form(s) with the Internal Revenue Service, together with certified copies of the Trustees' resolutions approving this Plan relating to the Trust and each Series;

        (e) mail notice to all known creditors of the Trust and each Series, at their respective addresses shown on the records of the Trust or such Series, that termination and liquidation of the Trust and each Series has been approved;

        (f) execute in the name and on behalf of the Trust and each Series those contracts of sale, deeds, assignments, notices and other documents as in the judgment of such officers may be necessary, desirable or convenient in connection with the carrying out of the liquidation of the Trust and each Series;

        (g) provide written notice of the termination and liquidation of the Trust and each Series to each shareholder thereof;

        (h) pay all costs, fees and expenses, taxes and other liabilities incurred by each Series and/or by the Trust on behalf of such Series in carrying out the termination and liquidation of such Series; and

        (i) pay all costs, fees and expenses, taxes and other liabilities incurred by the Trust in carrying out the termination and liquidation of the Trust, first from proceeds of the sale of Trust property not attributable to a Series, if any, and second ratably from each Series.


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2.      As soon as practicable, the proper officers of the Trust shall apply, severally, the assets of each of the terminated, dissolved and liquidated Series to the payment, satisfaction and discharge of all existing debts and obligations of such Series, including necessary expenses of termination, dissolution and liquidation, and distribute in one or more payments the remaining assets among the shareholders of such Series, with each such shareholder receiving his or her proportionate share of each payment.

3. The proper officers of the Trust may, if such officers deem it appropriate, establish a reserve to meet any contingent liabilities of any terminated, dissolved and liquidated Series, including any claims or actions to which such Series or the Trust on behalf of such Series may be subject, and any amount that is placed in such reserve shall be deducted from the net assets distributable to shareholders of such Series until the contingent liabilities have been settled or otherwise determined and discharged.

4. In the event that the Trust is unable to distribute all of the net assets distributable to shareholders of a terminated, dissolved and liquidated Series because of the inability to locate shareholders to whom liquidation distributions are payable, the proper officers of the Trust may create, in the name and on behalf of such Series, a liquidation trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of such Series in such trust for the benefit of the shareholders of such Series that cannot be located. The expenses of any such trust shall be charged against the assets held therein.

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